Exhibit 99.1

Consolidated Communications Reports Record Fiber Adds and Third Quarter 2022 Results

●	Added 12,100 fiber subscribers and achieved 3x fiber subscriber growth year over year leading to positive net broadband adds for the second consecutive quarter.
●	Upgraded 116,000 locations; total Gig+ fiber locations nearing 1 million.

●	Closed on sale of wireless investments to Verizon generating $490 million in gross proceeds to support the Company’s fiber expansion plan.

MATTOON, Ill. – Nov. 1, 2022 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today reported results for the third quarter 2022.

“We achieved another record quarter with 12,100 fiber subscriber additions and are on track to complete at least 400,000 fiber location upgrades this year and reach 1 million total fiber locations,” said Bob Udell, chief executive officer at Consolidated Communications. “We remain committed to our five-year plan to bring FttP to 70% of our addressable market. Fiber is our future and Fidium is bringing meaningful benefits to consumers and communities as we deliver an industry-leading customer experience.”

“In September, we closed on the sale of our wireless investments for $490 million in gross proceeds to fund our fiber expansion,” added Udell. “We are executing on our growth plan and managing the build timeline and schedule well while working to secure new federal, state and local broadband partnership opportunities.”

Third Quarter 2022 Highlights and Results (compared to third quarter 2021)

●	Revenue totaled $296.6 million, generating Adjusted EBITDA of $97.2 million.
●	Consumer fiber revenue grew approximately 40%, driven by more than 3x consumer fiber net adds and increased ARPU.
●	Commercial data services revenue was $56.8 million, down 1.3%.
●	Carrier data-transport revenue was $33.9 million, up 1.0%.
●	Subsidy revenue was $7.2 million, a decline of $10.1 million, primarily reflecting CAF II step down and transition to the Rural Digital Opportunity Fund (RDOF).
●	Total committed capital expenditures were $139.9 million driven by 116,000 fiber upgrades.

Operating expenses increased $7.5 million primarily due to marketing expenses related to the expansion of the Company’s consumer fiber product and increased utility and fuel costs coupled with the non-recurrence of certain property tax rebates received in the third quarter of 2021.

Net interest expense was $32.1 million, a decrease of $11.1 million compared to a year ago, primarily as a result of non-cash interest of $10.9 million on the Searchlight note, which was converted to perpetual preferred stock in conjunction with the second stage closing of its investment in December 2021. Notwithstanding the heightened interest rate environment, the Company is well positioned with 77% of its total debt at a fixed rate. At Sept. 30, 2022, the weighted average cost of debt was 6.20%.

Cash distributions from the Company’s wireless partnerships totaled $5.5 million, compared to $11.1 million a year ago, primarily due to Verizon’s accelerated capital investments in the second quarter which impacted the Company’s third quarter distributions.

Loss from continuing operations was ($7.3 million) compared to ($13.1 million) in the prior year. Net loss per share from continuing operations was ($0.15) compared to ($0.14) in the prior year. Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income (loss) per share from continuing operations was ($0.13) compared to $0.09 a year ago.

Adjusted EBITDA was $97.2 million, compared to $127.4 million in the prior year.

Asset and Investment Sales

On Sept. 13, 2022, the Company completed the sale of its limited partnership interests in five wireless partnerships to Cellco Partnership, d/b/a Verizon Wireless, for aggregate gross proceeds of $490 million. The proceeds from the sale will be invested in the business and used to support the Company’s Fiber to the Premises (FttP) broadband growth plan. The sale is being treated as discontinued operations within the financial statements for all comparable periods. Upon closing the transaction, the Company recognized a pre-tax gain on the sale of $389.9 million.

On Mar. 3, 2022, Consolidated announced an agreement to sell substantially all of its Kansas City assets. The Company currently expects net cash proceeds of approximately $90 million for the sale, subject to certain purchase price adjustments, closing conditions and customary regulatory approvals. The transaction is expected to close by year-end 2022. Additionally, in the quarter the Company recognized an impairment loss of $5.2 million due to changes in net assets held for sale.

The Company continues to actively review its portfolio for further monetization opportunities in support of its growth plan. During the quarter Consolidated closed and recognized a pre-tax gain and proceeds from the sale of certain non-strategic communication towers and related equipment totaling $19.2 million.

Capital Structure

As of Sept. 30, 2022, total liquidity was approximately $686 million, including cash and short-term investments of approximately $462 million and $224 million of available borrowing capacity on the revolving credit facility. The net leverage ratio for the trailing 12 months ended Sept. 30, 2022, was 3.82x. The Company has no maturities until 2027.

2022 Outlook

Consolidated Communications reaffirmed its guidance for the full-year 2022.

●	Adjusted EBITDA is expected to be in a range of $400 million to $410 million.
●	Capital expenditures are expected to be in a range of $565 million to $585 million.
●	Cash interest expense is expected to be in a range of $125 million to $129 million.
●	Cash income taxes are expected to be in a range of $12 million to $17 million.

Conference Call Information

Consolidated’s third quarter earnings conference call will be webcast on Nov. 1 at 8:30 am ET. The webcast and materials will be available on Consolidated’s Investor Relations website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 888-440-5977, conference ID 8956400.

About Consolidated Communications
Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is dedicated to moving people, businesses and communities forward by delivering the most reliable fiber communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning more than 57,500 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to help investors understand how we measure leverage and facilitate comparisons by investors, security analysts and others. This ratio differs in certain respects from the similar ratio used in our credit agreement against comparable measures of certain other companies in our industry. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. In addition, the ratio of total net debt to last 12-month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Searchlight Capital Partners, L.P. or our refinancing of outstanding debt, including our senior secured credit facilities, or of the sales of the limited partnership interests will not be realized;; the anticipated use of proceeds of the strategic investment or the sales of the limited partnership interests; the outcome of any legal proceedings that may be instituted against the Company or its directors; economic and financial market conditions generally and economic conditions in our service areas; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of or failure to consummate acquisitions or dispositions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; risks associated with discontinuing paying dividends on our common stock; and the potential for the rights of our series A preferred stock to negatively impact our cash flow. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission (“SEC”), including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Investor and Media Contact

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com

Tag: [Consolidated-Communications-Earnings]

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Consolidated Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$462,049	$99,635
Short-term investments	—	110,801
Accounts receivable, net	115,985	133,362
Income tax receivable	—	1,134
Prepaid expenses and other current assets	63,730	56,831
Assets held for sale	92,822	26,052
Total current assets	734,586	427,815

Property, plant and equipment, net	2,175,557	2,019,444
Investments	10,283	10,799
Goodwill	929,570	1,013,243
Customer relationships, net	50,801	73,939
Other intangible assets	10,557	10,557
Assets of discontinued operations	—	98,779
Other assets	57,626	58,116
Total assets	$3,968,980	$3,712,692

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,445	$40,953
Advance billings and customer deposits	48,466	53,028
Accrued compensation	65,722	68,272
Accrued interest	35,139	17,819
Accrued expense	108,867	97,417
Current portion of long-term debt and finance lease obligations	10,278	7,959
Liabilities held for sale	4,611	97
Total current liabilities	303,528	285,545

Long-term debt and finance lease obligations	2,125,994	2,118,853
Deferred income taxes	268,962	194,458
Pension and other post-retirement obligations	190,814	214,671
Other long-term liabilities	46,901	62,789
Total liabilities	2,936,199	2,876,316

Series A Preferred Stock, par value $0.01 per share; 10,000,000 shares authorized, 456,343 and 434,266 shares outstanding as of September 30, 2022 and December 31, 2021, respectively; liquidation preference of $466,695 and $436,943 as of September 30, 2022 and December 31, 2021, respectively	318,328	288,576

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 shares authorized, 115,395,668 and 113,647,364 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	1,154	1,137
Additional paid-in capital	729,186	740,746
Retained earnings (accumulated deficit)	23,272	(141,599)
Accumulated other comprehensive loss, net	(46,639)	(59,571)
Noncontrolling interest	7,480	7,087
Total shareholders' equity	714,453	547,800
Total liabilities, mezzanine equity and shareholders' equity	$3,968,980	$3,712,692

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net revenues	$296,619	$318,584	$895,287	$963,753
Operating expenses:
Cost of services and products	141,226	142,507	413,009	431,797
Selling, general and administrative expenses	72,837	64,100	221,632	199,948
Loss on impairment of assets held for sale	5,208	5,704	131,698	5,704
Gain on disposal of assets	(19,163)	—	(19,163)	—
Depreciation and amortization	75,659	73,765	220,552	225,455
Income (loss) from operations	20,852	32,508	(72,441)	100,849
Other income (expense):
Interest expense, net of interest income	(32,071)	(43,176)	(91,742)	(137,022)
Loss on extinguishment of debt	—	—	—	(17,101)
Change in fair value of contingent payment rights	—	(2,205)	—	(99,619)
Other income, net	2,984	2,325	9,425	4,491
Loss from continuing operations before income taxes	(8,235)	(10,548)	(154,758)	(148,402)
Income tax expense (benefit)	(978)	2,552	(17,814)	(1,860)
Loss from continuing operations	(7,257)	(13,100)	(136,944)	(146,542)

Discontinued operations:
Income from discontinued operations	4,744	11,020	22,628	31,815
Gain on sale of discontinued operations	389,905	—	389,905	—
Income tax expense	94,715	2,401	99,973	6,926
Income from discontinued operations	299,934	8,619	312,560	24,889

Net income (loss)	292,677	(4,481)	175,616	(121,653)
Less: dividends on Series A preferred stock	10,352	—	29,752	—
Less: net income attributable to noncontrolling interest	75	240	393	523

Net income (loss) attributable to common shareholders	$282,250	$(4,721)	$145,471	$(122,176)

Net income (loss) per common share - basic and diluted
Loss from continuing operations	$(0.15)	$(0.14)	$(1.45)	$(1.77)
Income from discontinued operations	2.60	0.09	2.72	0.30
Net income (loss) per basic and diluted common shares attributable to common shareholders	$2.45	$(0.05)	$1.27	$(1.47)

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
OPERATING ACTIVITIES
Net income (loss)	$292,677	$(4,481)	$175,616	$(121,653)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	75,659	73,765	220,552	225,455
Deferred income taxes	81,775	4,949	69,949	4,975
Cash distributions from wireless partnerships in excess of earnings	3,957	107	5,618	1,345
Pension and post-retirement contributions in excess of expense	(4,830)	(11,755)	(23,991)	(29,968)
Non-cash, stock-based compensation	2,939	3,217	7,971	7,160
Amortization of deferred financing costs and discounts	1,849	4,472	5,475	13,121
Non-cash interest expense on convertible security interest	—	8,230	—	24,334
Loss on extinguishment of debt	—	—	—	17,101
Loss on change in fair value of contingent payment rights	—	2,205	—	99,619
Loss on impairment of assets held for sale	5,208	5,704	131,698	5,704
Gain on sale of partnership interests	(389,905)	—	(389,905)	—
Gain on disposal of assets	(19,163)	—	(19,163)	—
Other adjustments, net	(162)	(99)	(558)	3,632
Changes in operating assets and liabilities, net	26,622	23,834	34,869	45,154
Net cash provided by operating activities	76,626	110,148	218,131	295,979
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(164,045)	(144,292)	(496,959)	(339,488)
Purchase of investments	—	(64,996)	(39,959)	(154,963)
Proceeds from sale of assets	19,463	37	21,257	126
Proceeds from business dispositions	—	—	26,042	—
Proceeds from sale and maturity of investments	25,006	—	151,560	1,198
Proceeds from sale of partnership interests	489,567	—	489,567	—
Net cash provided by (used in) investing activities	369,991	(209,251)	151,508	(493,127)
FINANCING ACTIVITIES
Proceeds from bond offering	—	—	—	400,000
Proceeds from issuance of long-term debt	—	—	—	150,000
Payment of finance lease obligations	(2,587)	(1,529)	(7,111)	(4,465)
Payment on long-term debt	—	—	—	(397,000)
Payment of financing costs	—	—	—	(8,266)
Share repurchases for minimum tax withholding	—	—	(114)	—
Net cash provided by (used in) financing activities	(2,587)	(1,529)	(7,225)	140,269
Net change in cash and cash equivalents	444,030	(100,632)	362,414	(56,879)
Cash and cash equivalents at beginning of period	18,019	199,314	99,635	155,561
Cash and cash equivalents at end of period	$462,049	$98,682	$462,049	$98,682

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Consumer:
Broadband (Data and VoIP)	$69,641	$68,604	$203,144	$202,340
Voice services	36,444	40,587	110,539	121,180
Video services	13,552	16,163	42,277	49,743
	119,637	125,354	355,960	373,263
Commercial:
Data services (includes VoIP)	56,796	57,545	171,804	171,487
Voice services	35,484	38,446	107,598	117,264
Other	9,933	10,205	32,780	28,624
	102,213	106,196	312,182	317,375
Carrier:
Data and transport services	33,878	33,556	103,626	100,775
Voice services	3,517	4,173	11,087	13,095
Other	605	375	1,350	1,161
	38,000	38,104	116,063	115,031

Subsidies	7,187	17,264	20,304	52,068
Network access	27,277	29,923	78,336	92,641
Other products and services	2,305	1,743	12,442	13,375
Total operating revenue	$296,619	$318,584	$895,287	$963,753

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Consumer:
Broadband (Data and VoIP)	$69,641	$67,592	$65,911	$66,983	$68,604
Voice services	36,444	36,643	37,452	39,518	40,587
Video services	13,552	14,359	14,366	15,371	16,163
	119,637	118,594	117,729	121,872	125,354
Commercial:
Data services (includes VoIP)	56,796	57,113	57,895	57,444	57,545
Voice services	35,484	35,775	36,339	37,303	38,446
Other	9,933	11,287	11,560	11,408	10,205
	102,213	104,175	105,794	106,155	106,196
Carrier:
Data and transport services	33,878	36,263	33,485	32,659	33,556
Voice services	3,517	3,718	3,852	4,088	4,173
Other	605	354	391	431	375
	38,000	40,335	37,728	37,178	38,104

Subsidies	7,187	6,534	6,583	17,671	17,264
Network access	27,277	24,846	26,213	27,846	29,923
Other products and services	2,305	3,906	6,231	7,758	1,743
Total operating revenue	$296,619	$298,390	$300,278	$318,480	$318,584

Consolidated Communications Holdings, Inc.

Schedule of Adjusted EBITDA Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Loss from continuing operations	$(7,257)	$(13,100)	$(136,944)	$(146,542)
Add (subtract):
Income tax expense (benefit)	(978)	2,552	(17,814)	(1,860)
Interest expense, net	32,071	43,176	91,742	137,022
Depreciation and amortization	75,659	73,765	220,552	225,455
EBITDA	99,495	106,393	157,536	214,075

Adjustments to EBITDA (1):
Other, net (2)	6,186	919	17,754	11,155
Pension/OPEB benefit	(2,950)	(2,207)	(8,897)	(7,290)
Gain on disposal of assets	(19,163)	—	(19,163)	—
Loss on extinguishment of debt	—	—	—	17,101
Loss on impairment	5,208	5,704	131,698	5,704
Change in fair value of contingent payment right	—	2,205	—	99,619
Non-cash compensation (3)	2,939	3,217	7,971	7,160
Adjusted EBITDA from continuing operations	91,715	116,231	286,899	347,524
Investment distributions from discontinued operations	5,478	11,127	25,023	33,160
Adjusted EBITDA	$97,193	$127,358	$311,922	$380,684

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Net Loss to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Year Ended
	December 31, 2022
	Range
	Low	High
Net loss	$(151)	$(138)
Add:
Income tax benefit	(15)	(14)
Interest expense, net	125	122
Depreciation and amortization	293	290
EBITDA	252	260

Adjustments to EBITDA (1):
Other, net (2)	23	25
Loss on impairment	126	126
Pension/OPEB benefit	(11)	(11)
Non-cash compensation (3)	10	10
Adjusted EBITDA	$400	$410

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

September 30,
2022
Summary of Outstanding Debt:
Term loans, net of discount $9,108	$990,767
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	28,975
Total debt as of September 30, 2022	2,169,742
Less deferred debt issuance costs	(33,470)
Less cash on hand	(462,049)
Total net debt as of September 30, 2022	$1,674,223

Adjusted EBITDA for the 12 months ended September 30, 2022	$438,100

Total Net Debt to last 12 months Adjusted EBITDA	3.82x

Consolidated Communications Holdings, Inc.

Adjusted Net Income and Net Income Per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Loss from continuing operations	$(7,257)	$(13,100)	$(136,944)	$(146,542)
Less: dividends on Series A preferred stock	10,352	—	29,752	—
Less: net income attributable to noncontrolling interest	75	240	393	523
Loss attributable to common shareholders from continuing operations	(17,684)	(13,340)	(167,089)	(147,065)

Adjustments to loss attributable to common shareholders:
Dividends on Series A preferred stock	10,352	—	29,752	—
Integration and severance related costs, net of tax	—	674	1,604	2,353
Loss on impairment of assets held for sale	5,208	5,704	131,698	5,704
Gain on disposition of tower assets, net of tax	(14,167)	—	(14,167)	—
Loss on disposition of wireless spectrum licenses, net of tax	—	—	—	2,641
Loss on disposition of fixed wireless, net of tax	—	—	—	3,085
Loss on extinguishment of debt, net of tax	—	—	—	12,639
Change in fair value of contingent payment rights	—	2,205	—	99,619
Non-cash interest expense for Searchlight note including amortization of discount and fees	—	10,944	—	32,006
Non-cash interest expense for swaps, net of tax	(328)	(261)	(932)	(682)
Tax impact of non-deductible goodwill	821	—	(11,118)	—
Change in deferred tax rate	(644)	—	(644)	—
Non-cash stock compensation, net of tax	2,173	2,378	5,893	5,292
Adjusted net income (loss) from continuing operations	$(14,269)	$8,304	$(25,003)	$15,591

Weighted average number of common shares outstanding	111,697	92,791	111,695	83,003

Adjusted diluted net income (loss) per common share:
Adjusted net income (loss) from continuing operations	$(0.13)	$0.09	$(0.22)	$0.19
Adjusted income from discontinued operations excluding gain on sale of partnership interests, net of tax	0.04	0.09	0.15	0.30
	$(0.09)	$0.18	$(0.07)	$0.49

Notes:

Calculations above assume a 26.07% effective tax rate for the quarter and nine months ended September 30, 2022 and 26.10% effective tax rate for the quarter and nine months ended September 30, 2021.

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Passings
Fiber Gig+ capable passings
Northern New England	531,035	451,414	341,010	291,921	217,660
All other markets	416,939	380,365	348,396	313,789	276,500
Total Fiber Gig+ capable (1)	947,974	831,779	689,406	605,710	494,160

DSL/Copper passings (2)
Northern New England	1,205,165	1,284,786	1,395,190	1,444,279	1,518,540
All other markets	602,216	635,428	663,835	702,098	737,016
Total DSL/Copper (2)	1,807,381	1,920,214	2,059,025	2,146,377	2,255,556
Total Passings	2,755,355	2,751,993	2,748,431	2,752,087	2,749,716
% Fiber Gig+ Coverage/Total Passings	34%	30%	25%	22%	18%

Consumer Broadband Connections
Fiber Gig+ capable
Northern New England	38,778	31,050	24,882	20,032	17,288
All other markets	76,820	72,405	68,930	66,090	64,251
Total Fiber Gig+ capable connections	115,598	103,455	93,812	86,122	81,539

DSL/Copper (2)
Northern New England	121,230	126,475	131,763	136,140	140,893
All other markets	145,084	151,283	154,575	162,302	168,229
Total DSL/Copper connections (2)	266,314	277,758	286,338	298,442	309,122
Total Consumer Broadband Connections	381,912	381,213	380,150	384,564	390,661

Consumer Broadband Net Adds
Northern New England	2,483	880	473	(2,009)	(803)
All other markets (2)	(1,784)	183	(1,327)	(4,088)	(2,016)
Total Consumer Broadband Net Adds	699	1,063	(854)	(6,097)	(2,819)

Consumer Broadband Penetration %
Fiber Gig+ capable
Northern New England	7%	7%	7%	7%	8%
All other markets	18%	19%	20%	21%	23%
Total Fiber Gig+ capable	12%	12%	14%	14%	17%

DSL/Copper (2)
Northern New England	10%	10%	9%	9%	9%
All other markets	24%	24%	23%	23%	23%
Total DSL/Copper (2)	15%	14%	14%	14%	14%
Total Consumer Broadband Penetration %	14%	14%	14%	14%	14%

Consumer Broadband Revenue by Service Type ($ in thousands)
Fiber Broadband Revenue	$21,558	$19,218	$17,241	$16,152	$15,423
Copper and Other Broadband Revenue	48,083	48,374	48,670	50,831	53,181
Total Consumer Broadband Revenue by Service Type	$69,641	$67,592	$65,911	$66,983	$68,604

Consumer Average Revenue Per Unit (ARPU)
Fiber Broadband ARPU	$65.61	$64.95	$63.88	$64.22	$64.64
Copper Broadband ARPU	$53.87	$52.36	$50.78	$50.65	$51.32

Consumer Voice Connections	294,441	306,458	316,634	328,849	341,135

Video Connections	51,339	55,225	58,812	63,447	66,971

Fiber route network miles (long-haul, metro and FttP)	57,498	56,093	54,239	52,402	50,405

On-net buildings	15,715	15,618	15,446	14,891	14,625

Notes:

(1)	In Q1 2021, the Company launched a multi-year fiber build plan to upgrade 1.6 million passings by 2025 or 70% of our service area to fiber Gig+ capable services by 2025. As of September 30, 2022, 342,200 of the target 400,000 passings for 2022 were upgraded to FttP and total fiber passings were ~948,000 or 34% of the Company's service area.

(2)	The sale of the non-core Ohio operations resulted in a reduction of approximately 5,658 DSL/Copper passings and 3,560 DSL/Copper broadband connections in the first quarter of 2022. Prior period amounts have not been adjusted to reflect the sale.

As of March 31, 2022, the net assets of our Kansas City operations are classified as held for sale. The Kansas City operations, which are included in All other markets above, include approximately 137,000 passings and approximately 10% consumer broadband penetration. Amounts above have not been adjusted to reflect the pending sale.